Exhibit 99.1

I

QUARTER ENDED MARCH 31, 2014

BEHRINGERHARVARD
MULTIFAMILY REIT I, INC.

First Quarter Overview



Arpeggio Victory Park is a joint venture owned community located in Dallas, Texas.

SUMMARY

- Rental revenue and net operating income improved compared with first quarter 2013
- Same store occupancy remained high at 95% and same store monthly rental rates improved by 3%
- Commenced leasing at two developments
- Sold community in Portland for gain of $16.2 million
- Significant progress made in transition to self-management

PORTFOLIO SUMMARY

As of March 31, 2014

54 Investments Overall

Investments consisted of:

- 33 operating multifamily communities
- 17 development projects
- 4 mezzanine loans

At the end of the first quarter, the REIT had 33 stabilized multifamily communities with 9,153 units in its operating portfolio. Occupancy was 95% with an average monthly rental rate per unit of $1,718. The GAAP value of net operating real estate was approximately $2 billion.

The REIT's development portfolio as of March 31, 2014, consisted of 17 properties with 5,009 planned units and a total estimated cost of approximately $1.4 billion. At the end of the first quarter, a total of approximately $579 million or 41% had been deployed in these development projects.

The REIT's loan portfolio at the end of the year consisted of four loans with $64.1 million in commitments, of which $61.7 million had been advanced. The blended average interest rate for the loan portfolio was 14.7%.

Same store metrics continue to improve; cash flows impacted by timing of real estate taxes; and MFFO impacted by sales of properties in 2013

Performance in the REIT's operating portfolio continued to improve in the first quarter, compared with the same period last year. On a same store basis, rental revenues, net operating income (NOI) and rental rates were all higher. Occupancy remained high at 95%. On a consolidated basis, rental revenue increased, driven by same store increases, acquisitions made in 2013, and two developments completed in 2013 that are now stabilized. Cash flow from operating activities was down year-to-year due primarily to the timing and higher amount of real estate tax payments, which were paid in the first quarter of this year, but in 2013 were paid in the second quarter. MFFO in the first quarter was down compared with the same quarter last year primarily due to the sale of four properties in 2013, which were partially offset by contributions from a property acquired last year and the two development properties completed in 2013.

Performance Metrics – Operating Portfolio	Q1 2014	Q1 2013	Change (Year-Over-Year)
Rental Revenue[1]	$45.3	$43.6	4% Increase
Occupancy Rate[1]	95%	95%	No change
NOI[1,2]	$27.6	$26.7	3% Increase
Consolidated Cash Flow from Operating Activities	$10.7	$20.5	48% Decrease
Consolidated Rental Revenue	$50.2	$45.7	10% Increase
MFFO[3]	$13.2	$13.8	4% Decrease

Dollar amounts are in millions.

[1] These metrics are comparing results on a same store basis, which eliminates variations due to lease-up, acquisitions, or dispositions over the measuring periods. In the first quarters of 2014 and 2013, there were 30 stabilized communities in the REIT's portfolio for the entirety of both periods.

[2] Reconciliations of net income attributable to common stockholders from continuing operations to same store combined net operating income can be found on page 3 of this quarterly report.

[3] A reconciliation of modified funds from operations (MFFO) to net income is on page 3 of this quarterly report.

QUARTER ENDED MARCH 31, 2014 I Leasing commenced at two development properties in the first quarter Good progress continues to be made in the REIT’s development portfolio. In the first quarter, leasing commenced at the 377-unit Arpeggio Victory Park, in Dallas, and the 231-unit Allusion West University in Houston. Construction on both communities is scheduled to be completed in the second half of the year, but as individual units are completed they become available for occupancy. Community sold in Portland for $16.2 million gain Tupelo Alley, a joint venture owned community in Portland, was sold in the first quarter for a contract sales price of $52.9 million, resulting in net cash proceeds of $33.1 million and a GAAP gain of $16.2 million. The REIT to change name to Monogram Residential Trust, Inc. effective June 30 The REIT announced that, effective June 30, at the closing of its transition to self-management, it would change its name to Monogram Residential Trust, Inc., a brand transformation reflecting the REIT’s transition to becoming a fully integrated, self-managed REIT. The property management company and the REIT’s multifamily communities will be known and marketed as the Monogram Apartment Collection. The new name and the related branding reflect the high quality urban lifestyle offered by the REIT’s portfolio of modern, highly-amenitized multifamily communities. The name change does not affect shareholders’ ownership of the REIT’s shares, ownership of the REIT’s properties, or operations of the REIT. Three new directors appointed to the board As part of the transition to self-management, the board of directors appointed Murray J. McCabe, David D. Fitch and Mark T. Alfieri to the board of directors. Murray J. McCabe has over 20 years of real estate investment banking experience with J.P. Morgan, and is currently a managing director of Blum Capital. David D. Fitch joins the board having retired in 2012 after serving as president, chief executive officer and board member of Gables Residential Trust, a former NYSE-listed multifamily REIT. Mark T. Alfieri is the current president and chief operating officer of the REIT, and will be appointed chief executive officer at the conclusion of the transition to self-management on June 30th. More details on the background of the three new directors can be found in the current report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on May 8, 2014, which you can obtain from the SEC website or the website maintained for the REIT. Preparations for transition to self-management in final stages The REIT has selected a new location for its headquarters in Plano, Texas, and has begun the build-out of the new space. Key management positions primarily related to information technology, marketing, and human resources functions have been hired, and the headquarters staff and property management personnel are transitioning to become employees of the REIT. The REIT is in the final stages of implementing its IT infrastructure and is scheduled to move into its new location through the end of June. Conclusion The REIT’s operating portfolio continued to show favorable financial results in the first quarter for year-over-year operating growth. Progress is being made in the REIT’s development portfolio, with leasing commencing in two communities during the first quarter and additional communities anticipated to start leasing later this year. The REIT is entering the final stages in its transition to self-management, establishing a new brand identity, adding depth to the board of directors, and completing the tasks necessary for a smooth transition at the end of June. SECOND QUARTER UPDATE CALL We hope you will join us for the second quarter update call on Thursday, August 28, 2014 at 1:00 p.m., Central Time. The REIT intends to release its next estimated per-share valuation in conjunction with the filing of its second quarter filing with the Securities and Exchange Commission, and will discuss the results of the valuation during the second quarter update conference call. Details about this call will be included in your second quarter statement. If you have any questions, please contact Shareholder Services at 866-655-3650. THUR AUGUST 28 2

QUARTER ENDED MARCH 31, 2014

BEHRINGERHARVARD
MULTIFAMILY REIT I, INC.

I

The following tables present a reconciliation of net income attributable to common stockholders to MFFO attributable to common stockholders, and income (loss) attributable to common stockholders to NOI and same store NOI for our multifamily communities for the three months ended March 31, 2014 and 2013:

Reconciliation of MFFO to Net Income

(in millions, except per-share amounts)	*3 mos. ended Mar. 31, 2014*	*3 mos. ended Mar. 31, 2013*
Net income attributable to common stockholders	$ 7.4	$ 4.4
Real estate depreciation and amortization	14.5	13.7
Gain on sale of real estate	(9.0)	(4.4)
FFO[1] attributable to common stockholders	$ 12.9	$ 13.7
Straight-line rents	0.1	0.1
Loss on early extinguishment of debt	0.1	-
Loss on derivative fair value adjustment	0.1	-
MFFO[2] attributable to common stockholders	$ 13.2	$ 13.8
GAAP weighted average common shares-basic	168.7	168.1
GAAP weighted average common shares-diluted	168.9	168.1
Net income per common share-basic and diluted	$ 0.04	$ 0.03
FFO per common share-basic and diluted	$ 0.08	$ 0.08
MFFO per common share-basic and diluted	$ 0.08	$ 0.08

[1]Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income, computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, impairment write-downs of depreciable real estate, or of investments in unconsolidated real estate partnerships, joint ventures and subsidiaries that are driven by measureable decreases in the fair value of depreciable real estate assets, and after adjustments for unconsolidated partnerships, joint ventures and subsidiaries, and noncontrolling interests. FFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity.

[2]In addition to FFO, we use modified funds from operations (MFFO)—as defined by the Investment Program Association, which primarily excludes from FFO acquisition-related costs, straight-line rents, and adjustments to fair value for derivatives not qualifying for hedge accounting—to further evaluate our sustainable operating performance in future periods, particularly after our investment stage is completed.

FFO and MFFO should not be considered as alternatives to net income (loss) or as indications of our liquidity, nor is either indicative of funds available to fund our cash needs, including our ability to make distributions. Both should be reviewed in connection with other GAAP measurements.

Combined Same Store NOI

(in millions)	*3 mos. ended Mar. 31, 2014*	*3 mos. ended Mar. 31, 2013*
Income (loss) from continuing operations	$ 14.5	$ (1.2)
Adjustments to reconcile income (loss) from continuing operations to NOI:		
Asset management fees	1.9	1.8
General and administrative expenses	3.4	2.3
Transition expenses	0.5	0.1
Investment and development expenses	0.2	-
Interest expense	5.3	6.4
Depreciation and amortization	23.0	20.7
Interest income	(2.4)	(2.0)
Gain on sale of real estate	(16.2)	-
Loss on early extinguishment of debt	0.2	-
Equity in income of investments in unconsolidated joint ventures	(0.2)	(0.1)
Other income	(0.2)	(0.1)
NOI	$ 30.0	$ 27.9
Less non-comparable:		
Revenue	(4.9)	(2.1)
Operating Expenses	2.5	0.9
Same store NOI	$ 27.6	$ 26.7

We define NOI as consolidated rental revenue, less consolidated property operating expenses, real estate taxes, and property management fees. We believe that NOI provides a supplemental measure of our operating performance because NOI reflects the operating performance of our properties and excludes items that are not associated with property operations of the REIT, such as general and administrative expenses, asset management fees, and interest expense. NOI also excludes revenues not associated with property operations, such as interest income and other non-property-related revenues. NOI may be helpful in evaluating all of our multifamily operations and providing comparability to other real estate companies.

We define same store NOI as NOI for our stabilized multifamily communities that are comparable between periods. We view same store NOI as an important measure of the operating performance of our properties because it allows us to compare operating results of properties owned for the entirety of the current and comparable periods and therefore elimnates variations caused by acquisitions or dispositions during the periods under review.

NOI and same store NOI should not be considered a replacement for GAAP net income as they exclude certain income and expenses that are material to our operations. Additionally, NOI and same store NOI may not be useful in evaluating net asset value or impairments as they also exclude certain GAAP income and expenses and non-comparable properties. Investors are cautioned that NOI and same store NOI should only be used to assess the operating performance trends for the properties included within the definition.

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I 15601 Dallas Parkway, Suite 600 Addison, TX 75001 866.655.3600 behringerharvard.com FORWARD-LOOKING STATEMENTS This material contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Such factors include those described in the Risk Factors sections of Behringer Harvard Multifamily REIT I, Inc.’s filings with the Securities and Exchange Commission. Forward- looking statements in this material speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. 4 Published 6/14 © 2014 Behringer 2343-1 MF1 Q1 Report 2014